Exhibit 99


Immediate

Gary L. Rhoads, Chief Financial Officer, 610-369-6341
Sandra L. Spayd, Corporate Secretary, 610-369-6202

        National Penn Bancshares, Inc. Issues Trust Preferred Securities

         BOYERTOWN, Pa., April 8, 2004-- National Penn Bancshares, Inc. (Nasdaq:
NPBC), announced that NPB Capital Trust V, a Delaware statutory trust subsidiary of National Penn (the "Trust"), has completed an offering of $20,000,000 of floating rate (three month LIBOR plus a margin of 2.75%) Capital Securities (the "Capital Securities"), which represent undivided beneficial interests in the assets of the Trust.

         The Capital Securities were offered and sold to an initial purchaser in a private transaction that was not registered under the Securities Act of 1933, as amended (the "Securities Act"). The initial purchaser intends to sell the Capital Securities to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The Capital Securities will not be registered under the Securities Act and may not be offered or otherwise sold in the United States absent registration or an applicable exemption from such registration requirements.

         Proceeds of the offering were invested in National Penn. National Penn anticipates using the proceeds, among other things, (1) to fund part of the cash portion of the merger consideration to be paid to the shareholders of Peoples First, Inc. in connection with the merger of Peoples First, Inc. with and into National Penn; (2) for general corporate purposes, including capital contributions to National Penn Bank, National Penn's banking subsidiary, to support its growth strategies; (3) for working capital; (4) to repurchase National Penn's common stock in accordance with the provisions of its common stock repurchase program; and (5) to fund future acquisitions.

         National Penn Bancshares, Inc. is currently a $3.5 billion financial services company headquartered in Boyertown, PA. NPBC currently operates 66 community offices in southeastern Pennsylvania through National Penn Bank and its FirstService and HomeTowne Heritage Bank Divisions. Trust and investment management services are provided through Investors Trust Company and FirstService Capital, Inc.; brokerage services are provided through Penn Securities, Inc.; mortgage banking activities are provided through Penn 1st Financial Services, Inc.; insurance services are provided through FirstService Insurance Agency, Inc.; and equipment leasing services are provided through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's Web site at www.nationalpennbancshares.com.


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         This  press  release  contains  forward-looking  statements  concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition;
interest  rate  movements;   market   volatility  in  the  securities   markets;
legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in National Penn's reports filed from time to time with the Securities and Exchange Commission. National Penn cautions readers not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.

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